SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.   )

Filed by the Registrant                                      ☒

Filed by a Party other than the Registrant   ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under Rule 14a-12

Mercury General Corporation

(Name of Registrant As Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No Fee required
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

4484 Wilshire Boulevard

Los Angeles, California 90010

NOTICE OF ANNUAL MEETING OF

SHAREHOLDERS AND PROXY STATEMENT

To The Shareholders of

Mercury General Corporation

Notice is hereby given that the Annual Meeting of Shareholders of MERCURY GENERAL CORPORATION (the “Company”) will be held at The Wilshire Country Club, 301 North Rossmore Avenue, Los Angeles, California on May 8, 2013 at 10:00 a.m., for the following purposes:

1.	To elect nine directors for the ensuing year to serve until the next Annual Meeting of Shareholders and until their successors are elected and have qualified;

2.	To approve the Mercury General Corporation Senior Executive Incentive Bonus Plan; and

3.	To transact such other business as may properly come before the meeting.

The Board of Directors has fixed the close of business on March 14, 2013 as the record date for the determination of shareholders entitled to notice of and to vote at the meeting.

Accompanying this Notice of Annual Meeting is a proxy. WHETHER OR NOT YOU EXPECT TO BE AT THE MEETING, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY.

BY ORDER OF THE BOARD OF DIRECTORS,

Judy A. Walters, Secretary

Los Angeles, California

March 28, 2013

MERCURY GENERAL CORPORATION

4484 Wilshire Boulevard

Los Angeles, California 90010

PROXY STATEMENT

The Board of Directors of the Company is soliciting the enclosed proxy for use at the Annual Meeting of Shareholders of the Company to be held at 10:00 a.m. May 8, 2013, at The Wilshire Country Club, 301 Rossmore Avenue, Los Angeles, California. This Proxy Statement was first furnished to shareholders on or about March 28, 2013.

All shareholders who find it convenient to do so are cordially invited to attend the meeting in person. In any event, please complete, sign, date and return the proxy in the enclosed envelope.

A proxy may be revoked by written notice to the Secretary of the Company at any time prior to the voting of the proxy, or by executing a later proxy or by attending the meeting and voting in person. Unrevoked proxies will be voted in accordance with the instructions indicated in the proxies, or if there are no such instructions, such proxies will be voted FOR the election of the Board of Directors’ nominees for director and FOR approval of the Mercury General Corporation Senior Executive Incentive Bonus Plan (the “Senior Plan”). Shares represented by proxies that reflect abstentions or include “broker non-votes” will be treated as present and entitled to vote for purposes of determining the presence of a quorum.

Shareholders of record at the close of business on March 14, 2013 will be entitled to vote at the meeting. As of that date, 54,921,877 shares of common stock, without par value (“Common Stock”), of the Company were outstanding. Each share of Common Stock is entitled to one vote. A majority of the outstanding shares of the Company, represented in person or by proxy at the meeting, constitutes a quorum. The costs of preparing, assembling and mailing the Notice of Annual Meeting, Proxy Statement and proxy will be borne by the Company.

VOTING

In voting for the election of directors of the Company under the California General Corporation Law, if, prior to the commencement of voting, any shareholder has given notice of an intention to cumulate votes at the meeting, then all shareholders may cumulate their votes in the election of directors for any nominee if the nominee’s name was placed in nomination prior to the voting. Under cumulative voting, each shareholder is entitled in the election of directors to one vote for each share held by the shareholder multiplied by the number of directors to be elected, and the shareholder may cast all such votes for a single nominee for director or may distribute them among any two or more nominees as the shareholder sees fit. If no such notice is given, there will be no cumulative voting. In the absence of cumulative voting, each shareholder may cast one vote for each share held multiplied by the number of directors to be elected, but may not cast more votes than the number of shares owned for any candidate and therefore a simple majority of the shares voting will elect all of the directors. Under either form of voting, the candidates receiving the highest number of votes, up to the number of directors to be elected, will be elected. Abstentions and broker non-votes will have no effect on the outcome of the election of directors.

In the event of cumulative voting, the proxy solicited by the Board of Directors confers discretionary authority on the proxies to cumulate votes so as to elect the maximum number of the Board of Directors’ nominees. The proxy may not be voted for more than nine persons.

The affirmative vote of the majority of the shares present in person or represented by proxy and entitled to vote at the meeting is required to approve the Senior Plan. Abstentions will be considered shares entitled to vote in the tabulation of votes cast on this proposal, and will have the same effect as negative votes. Broker non-votes are not counted for the purpose of determining whether this matter is approved, and therefore will not have the effect of a negative vote with respect to the approval of the Senior Plan.

Pursuant to applicable New York Stock Exchange (“NYSE”) rules, your broker will not have discretion to vote absent direction from you on the matters to be presented at the Annual Meeting because such matters are “non-routine” within the meaning of such rules.

The Board of Directors recommends that shareholders vote FOR election of the nine directors named in this Proxy Statement to serve until the next Annual Meeting of Shareholders and until their successors are elected and have qualified (see page 4) and FOR approval of the Senior Plan (see page 20).

SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of the Company’s Common Stock as of March 28, 2013 by (i) each shareholder known by the Company to be a beneficial owner of more than 5% of any class of the Company’s voting securities, (ii) each director and nominee for director of the Company, (iii) each executive officer named in the Summary Compensation Table below, and (iv) the executive officers and directors of the Company as a group. The Company believes that, except as otherwise noted, each individual has sole investment and voting power with respect to the shares of Common Stock indicated as beneficially owned by such individual. Unless otherwise indicated in the table or footnotes below, the address for each beneficial owner is c/o Mercury General Corporation, 4484 Wilshire Boulevard, Los Angeles, California 90010.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percentage of Outstanding Shares
George Joseph	18,804,202	(1)(2)	34.2%
Gloria Joseph	9,161,600	(1)	16.7%
BlackRock, Inc.	4,363,888	(3)	7.9%
Gabriel Tirador	79,427	(4)	*
Theodore Stalick	34,304	(4)	*
Christopher Graves	18,256	(4)	*
Allan Lubitz	35,062	(4)	*
Bruce A. Bunner	500		*
Michael D. Curtius	21,485		*
Richard E. Grayson	—		*
Martha E. Marcon	—		*
Donald P. Newell	12,700		*
Donald R. Spuehler	3,200		*
All Executive Officers and Directors	19,081,972	(4)	34.6%

*	Less than 1.0% of the outstanding Common Stock.
(1)	As of October 7, 1985, George Joseph, Gloria Joseph and the Company entered into an agreement with respect to the ownership by George and Gloria Joseph of the Company’s Common Stock. The agreement provides, among other things, that the shares of Common Stock held jointly were halved and transferred into the separate names of George Joseph and Gloria Joseph under their individual and independent control. In addition, Gloria Joseph has certain rights to have her shares registered for sale pursuant to the Securities Act of 1933, as amended. The registration rights provided to Gloria Joseph will terminate at such time as she ceases to hold at least 5% of the then outstanding shares of the Company’s Common Stock.
(2)	Includes 1,600 shares held in trust for the benefit of Mr. Joseph’s daughter over which Mr. Joseph maintains dispositive and voting power.
(3)	Based on a Schedule 13G/A filed with the Securities and Exchange Commission by BlackRock, Inc. (“BlackRock”) on February 8, 2013, indicating beneficial ownership as of December 31, 2012 of 4,149,274 shares of the Company’s common stock with the sole power to vote or direct the vote of 4,149,274 shares and the sole power to dispose or to direct the disposition of 4,149,274 shares. The Amendment to Schedule 13G filed by BlackRock amends the most recent Schedule 13G filing made by BlackRock. The address of BlackRock is 40 East 52nd Street, New York, New York 10022.
(4)	The table includes the following shares issuable upon exercise of options that are exercisable within 60 days from March 28, 2013, 2013: Gabriel Tirador, 47,025; Theodore Stalick, 31,250; Christopher Graves, 12,000; Allan Lubitz, 23,750; all executive officers and directors as a group, 158,775. The table also includes shares owned by the ESOP feature of the Company’s profit sharing plan and allocated to the executive officers of the Company.

PROPOSAL 1:

ELECTION OF DIRECTORS

The Board of Directors of the Company has nominated and recommends for election as directors the following nine persons to serve until the next Annual Meeting of Shareholders and until their respective successors shall have been duly elected and shall qualify. All of the nominees are presently directors of the Company.

The enclosed proxy will be voted in favor of the persons nominated unless otherwise indicated. If any of the nominees should be unable to serve or should decline to do so, the discretionary authority provided in the proxy will be exercised by the present Board of Directors to vote for a substitute or substitutes to be designated by the Board of Directors. The Board of Directors has no reason to believe that any substitute nominee or nominees will be required.

The table below indicates the position with the Company, tenure as director and age of each nominee as of March 28, 2013.

Name	Position with the Company	Age	Director Since
George Joseph	Chairman of the Board	91	1961	(1)
Gabriel Tirador	President, Chief Executive Officer and Director	48	2003
Christopher Graves	Director and Chief Investment Officer	47	2012
Bruce A. Bunner	Director	79	1991
Michael D. Curtius	Director	62	1996
Richard E. Grayson	Director	83	1985
Martha E. Marcon	Director	64	2008
Donald P. Newell	Director	75	1979	(1)
Donald R. Spuehler	Director	78	1985

(1)	Date shown is the date elected a director of Mercury Casualty Company, a predecessor of the Company. Each of these individuals was elected a director of the Company in 1985.

Directors are elected at each annual meeting of the shareholders for one year and hold office until their successors are elected and qualified. Executive officers serve at the pleasure of the Board of Directors. Other than Mr. Joseph being an uncle to Charles Toney, the Company’s Vice President and Chief Actuary, there are no family relationships among any of the Company’s directors, executive officers or nominees for director or executive officer.

Each member of the Board of Directors has extensive management and leadership experience gained through executive and professional service in insurance and other industries. In these roles, the directors have developed attributes and skills in management of capital, risk and operations. In addition, all of the directors have longstanding relationships with the Company, with 8 of the 9 directors serving on the Board of Directors or in executive positions with the Company for at least 15 years and average Board tenure of more than 20 years. This experience with the Company provides the members of the Board of Directors a thorough understanding of the Company’s policies and processes, rules and regulations, risks and mitigating solutions and controls environment. The Nominating/Corporate Governance Committee’s process for identifying, evaluating and recommending qualified candidates for nomination to the Board of Directors is described starting on page 9 under “Director Nomination Process.”

Set forth below are the names of the nominees for election to the Board of Directors, along with their present positions, principal occupations and public company directorships held in the past five years and the specific individual qualifications and skills of such directors that contribute to the overall effectiveness of the Board of Directors and its committees.

George Joseph, Chairman of the Board of Directors, has served as Chairman since 1961. He held the position of Chief Executive Officer of the Company for 45 years between 1961 and December 2006. He has more than 50 years’ experience in all phases of the property and casualty insurance business. The Company believes that Mr. Joseph’s expertise and experience in the insurance industry and in underwriting, claims management and rate making in particular, as well as his role as founder of the Company and his longstanding service as Chairman and Chief Executive Officer, qualify him for service on the Board of Directors.

Gabriel Tirador, President and Chief Executive Officer of the Company, has served as Chief Executive Officer since January 1, 2007 and as President since October 2001. He was the Company’s Vice President and Chief Financial Officer from February 1998 until October 2001. From January 1997 to February 1998, he served as Vice President and Controller of the Automobile Club of Southern California. Prior to that, he served as the Company’s assistant controller from March 1994 to December 1996. Mr. Tirador has over 20 years’ experience in the property and casualty insurance industry and is an inactive certified public accountant. The Company believes that Mr. Tirador’s executive management and related experience in the property and casualty insurance industry as well as his accounting and financial reporting expertise, including experience as an auditor with KPMG LLP and in senior financial management positions, qualify him for service on the Board of Directors.

Christopher Graves, Vice President and Chief Investment Officer of the Company, has been employed by the Company in the investment department since 1986. Mr. Graves was appointed Chief Investment Officer in 1998, and named Vice President in April 2001. The Company believes that Mr. Graves’ over 25 year history with the Company, as well as his extensive experience in the financial and investment industry, particularly with respect to property and casualty insurers, qualify him for service on the Board of Directors.

Bruce A. Bunner has been retired since February 2002. From January 1996 to February 2002, Mr. Bunner was President of Financial Structures, Limited, a Bermuda based insurance company and a subsidiary of Royal & SunAlliance Group plc. From April 1994 to April 1995, Mr. Bunner served as Director of External Affairs of Zurich Centre Advisors, Inc., a consulting company specializing in insurance and reinsurance risk arrangements. From January 1991 to April 1994, he served as Chairman of the Board of Centre Reinsurance Company of New York, a reinsurance company. Mr. Bunner was a partner in the firm of KPMG LLP from 1974 to 1990, except during the period from 1983 to 1986 when he served as Insurance Commissioner of the State of California. The Company believes that Mr. Bunner’s expertise in accounting and regulatory matters, his executive management experience, his service as the Insurance Commissioner of the State of California, and his 20 years’ experience as a certified public accountant with KPMG LLP qualify him for service on the Board of Directors.

Michael D. Curtius has been retired since August 2012. From October 2000 to August 2012, Mr. Curtius was a consultant to the Company. He served as President and Chief Operating Officer of the Company from May 1995 until October 2000, and as Vice President and Chief Claims Officer of the Company from October 1987 until May 1995. The Company believes that Mr. Curtius’ operational and claims management expertise and his longstanding experience in executive management positions with the Company qualify him for service on the Board of Directors.

Richard E. Grayson has been retired since January 1995. Prior to January 1995, Mr. Grayson was Senior Vice President of Union Bank of Los Angeles, California and President and Director of Current Income Shares, Inc., a publicly held closed-end investment company. The Company believes that Mr. Grayson’s financial market and banking experience and expertise in developing and managing investment portfolios as well as his senior management experience in large organizations qualify him for service on the Board of Directors.

Martha E. Marcon has been retired since January 2006. For more than 20 years prior to January 2006, Ms. Marcon was a partner of KPMG LLP in Los Angeles, California. During 2008, Ms. Marcon provided consulting services to KPMG LLP. The Company believes that Ms. Marcon’s accounting and financial reporting expertise, particularly related to insurance organizations, and her experience as a certified public accountant for 28 years and an auditor with KPMG LLP for more than 30 years qualify her for service on the Board of Directors.

Donald P. Newell has been retired since May 2007. Between January 2001 and May 2007, Mr. Newell was Senior Vice President and General Counsel of SCPIE Holdings Inc., an insurance holding company. Mr. Newell also served as a director of SCPIE Holdings Inc. prior to January 15, 2007. For more than 25 years prior to January 2001, Mr. Newell was a partner of the law firm of Latham & Watkins LLP in Los Angeles and San Diego, California. The Company believes that Mr. Newell’s legal, regulatory and corporate governance expertise, along with his experience as partner and in senior management positions with Latham & Watkins LLP and SCPIE Holdings Inc., qualify him for service on the Board of Directors.

Donald R. Spuehler has been retired since February 1995. From February 1992 through January 1995, Mr. Spuehler was of counsel to the law firm of O’Melveny & Myers in Los Angeles, California. For more than 20 years prior to February 1992, Mr. Spuehler was a partner of O’Melveny & Myers LLP. The Company believes that Mr. Spuehler’s extensive legal and taxation expertise, as well as his experience as a partner with O’Melveny & Myers LLP and his experience related to executive compensation matters qualify him for service on the Board of Directors.

Recommendation of the Board of Directors

The Board of Directors unanimously recommends that shareholders vote FOR the slate of nominees set forth above. Proxies solicited by the Board of Directors will be so voted unless shareholders specify otherwise on their proxy cards.

CORPORATE GOVERNANCE

Corporate Governance Documents

The Company has adopted Corporate Governance Guidelines that outline the Company’s corporate governance policies and principles. The Company’s Corporate Governance Guidelines and its other corporate governance documents, including its Code of Business Conduct and Ethics, Audit Committee Charter, Compensation Committee Charter, Nominating/Corporate Governance Committee Charter and Investment Committee Charter, are available, free of charge, on the Company’s website at www.mercuryinsurance.com under the “Corporate Governance” link. The Company will also provide copies of these documents, free of charge, to any shareholder upon written request to the Company’s Chief Financial Officer, Mercury General Corporation, 4484 Wilshire Boulevard, Los Angeles, California 90010. The information contained on the website is not incorporated by reference in, or considered part of, this Proxy Statement.

Director Independence

New York Stock Exchange (“NYSE”) rules and regulations require listed companies to have a board of directors with a majority of independent directors. The Company’s Board of Directors currently consists of nine directors. The Board has determined that each of Bruce A. Bunner, Richard E. Grayson, Martha E. Marcon, Donald P. Newell and Donald R. Spuehler has no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company) and is “independent” under NYSE listing standards. Of the remaining directors, Messrs. Joseph, Tirador and Graves currently serve as executive officers of the Company, and Mr. Curtius was recently a consultant to the Company.

To assist the Board in making its determination regarding director independence, the Board has adopted independence standards that conform to, or are more rigorous than, the independence requirements of the NYSE. In addition to evaluating each director against the Company’s Director Independence Standards, which are included in the Company’s Corporate Governance Guidelines available on the Company’s website noted above, the Board considers all relevant facts and circumstances in making its independence determination.

Board Leadership Structure

Leadership of the Company is currently shared between Mr. Joseph, Chairman of the Board of Directors, and Mr. Tirador, President and Chief Executive Officer. Mr. Joseph held the offices of Chairman and Chief Executive Officer from the founding of the Company until 2007. Mr. Tirador was appointed President in 2001 and Chief Executive Officer in 2007. The Company does not have a formal policy with respect to separation of the offices of Chairman of the Board and Chief Executive Officer, and the Board of Directors believes that flexibility in appointing the Chairman of the Board and Chief Executive Officer allows the Board of Directors to make a determination as to such positions from time to time and in a manner that it believes is in the best interest of the Company and its shareholders. Separating these positions currently allows the Chief Executive Officer to focus on the Company’s day-to-day business, while allowing the Chairman of the Board to lead the Board of Directors in its primary role of review and oversight of management. The Board of Directors also believes that appointing the Chief Executive Officer separately from the Chairman of the Board is an important element of the Company’s succession planning process. Because the positions of Chairman of the Board and Chief Executive Officer are executive officer positions in the Company, and given the current and active participation of each leader in significant matters affecting the Company, Mr. Newell has been appointed to act as the lead independent director. The lead independent director coordinates the activities of the non-management directors, including sessions of the non-management directors, and facilitates communications between the non-management directors and the other members of the Board and the management of the Company.

Board of Directors and Committees

The Board of Directors held four meetings during the last fiscal year and is scheduled to meet quarterly during the current fiscal year. In 2012 each director attended at least 75% of the aggregate of all meetings held by the Board of Directors and all meetings held by all committees of the Board on which such director served. Directors are encouraged to attend in person each Annual Meeting of Shareholders. Six directors attended the Annual Meeting of Shareholders in 2012.

The Company has an Audit Committee established in accordance with the requirements of Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Audit Committee acts pursuant to a written charter adopted by the Board of Directors. The responsibilities of the Audit Committee include, among other things, selecting and engaging the Company’s independent auditors, reviewing the scope of audit engagements, reviewing comment letters of such auditors and management’s response thereto, approving professional services provided by such auditors, reviewing the independence of such auditors, reviewing any major accounting changes made or contemplated, considering the range of audit and non-audit fees, reviewing the adequacy of the Company’s internal accounting controls and overseeing the statutory audit committees of the Company’s insurance subsidiaries. The Audit Committee currently consists of Martha E. Marcon, Donald P. Newell and Donald R. Spuehler, with Martha Marcon acting as Chairman of this Committee. The Board of Directors has determined that each member of the Audit Committee is “independent” and meets the financial literacy requirements of the listing standards under the NYSE, that each member of the Audit Committee meets the enhanced independence standards established by the Securities and Exchange Commission (the “SEC”) and that Ms. Marcon qualifies as an “audit committee financial expert” as that term is defined in the rules and regulations established by the SEC. The Audit Committee held eight meetings in 2012.

The Company has a Compensation Committee currently consisting of Donald R. Spuehler, Bruce A. Bunner and Richard E. Grayson, with Donald R. Spuehler acting as Chairman of this Committee. The Compensation Committee operates pursuant to a written charter adopted by the Board of Directors. The Compensation Committee held three meetings in 2012. The responsibilities of the Compensation Committee include, among other things, discharging the Board of Directors’ responsibilities relating to compensation of the Company’s executive officers, by designing in consultation with management and evaluating the compensation plans, policies and programs of the Company with respect to such executive officers, considering the most recent shareholder advisory vote on executive compensation in connection with determining executive compensation policies and decisions and administering the Company’s Amended and Restated 2005 Equity Incentive Award

Plan, Senior Executive Incentive Bonus Plan and Annual Incentive Plan. The Compensation Committee is also responsible for reviewing and approving the Compensation Discussion and Analysis for inclusion on the Company’s Proxy Statement. The Board of Directors has determined that each member of the Compensation Committee is “independent” under the NYSE listing standards. Additional information regarding the Compensation Committee’s process and procedures for consideration of executive compensation is provided below in “Executive Compensation” as part of the Compensation Discussion and Analysis and under the Summary Director Compensation Table.

The Company has a Nominating/Corporate Governance Committee currently consisting of Donald P. Newell, Martha E. Marcon and Donald R. Spuehler, with Donald P. Newell acting as Chairman of this Committee. The Nominating/Corporate Governance Committee operates pursuant to a written charter adopted by the Board of Directors. The Nominating/Corporate Governance Committee held three meetings in 2012. The responsibilities of the Nominating/Corporate Governance Committee include, among other things, identifying and recommending to the Board of Directors qualified candidates for nomination as directors of the Company, developing and recommending to the Board of Directors corporate governance principles applicable to the Company, developing and overseeing the Company’s policy for review and approval of related party transactions and overseeing the evaluation of the Board of Directors and management of the Company. The Board of Directors has determined that each member of the Nominating/Corporate Governance Committee is “independent” under the NYSE listing standards.

The Company has an Investment Committee currently consisting of George Joseph, Gabriel Tirador, Richard E. Grayson and Christopher Graves, with Richard E. Grayson acting as Chairman of this Committee. The Investment Committee operates pursuant to a written charter adopted by the Board of Directors. The Investment Committee held four meetings in 2012. The responsibilities of the Investment Committee include, without limitation, developing, reviewing and recommending to the Board of Directors and monitoring management’s compliance with investment strategies and guidelines, selecting and monitoring the competence and performance of investment managers, monitoring compliance of the Company’s investment policies and practices with applicable legal and regulatory requirements, reviewing and approving investment transactions, reporting to the Board of Directors at least quarterly regarding the investment transactions made by the Company and the Company’s investment strategies and guidelines, and performing all other duties of the Board of Directors with respect to investment transactions made by the Company.

The Board of Directors’ Role in Risk Oversight

The Company’s management is primarily responsible to manage risk and inform the Board of Directors regarding the most material risks confronting the Company. The Board of Directors has oversight responsibility of the processes established to monitor and manage such risks. The Board of Directors believes that such oversight function is the responsibility of the entire Board of Directors through frequent reports and discussions at regularly scheduled Board meetings. In addition, the Board has delegated specific risk management oversight responsibility to the Board Committees. In particular, the Audit Committee oversees management of risks related to accounting, auditing and financial reporting and maintaining effective internal controls for financial reporting and also meets regularly with and receives reports from the Company’s internal auditors. The Investment Committee oversees management of risks related to the Company’s investment guidelines and the investment portfolio. The Nominating/Corporate Governance Committee oversees risk management related to the Company’s corporate governance guidelines and code of conduct, including compliance with listing standards for independent directors, committee assignments and conflicts of interest. The Compensation Committee oversees risk management related to the Company’s executive compensation plans and arrangements. These specific risk categories and the Company’s risk management practices are regularly reviewed by the Company’s Board Committees and discussed with the entire Board of Directors in the ordinary course of each Committee’s report at regular Board meetings.

Executive Sessions of Non-Management Directors

The Board of Directors holds regularly scheduled executive sessions of its non-management directors, and at least annually schedules a meeting with only independent directors. In accordance with the Company’s corporate governance guidelines, Donald P. Newell, Chairman of the Nominating/Corporate Governance Committee, presides at these meetings. During 2012, the Board held four executive sessions of its non-management directors, including at least one such session with only independent directors.

Director Nomination Process

Director Qualifications. The Nominating/Corporate Governance Committee has established certain criteria as guidelines in considering nominations to the Company’s Board of Directors. The criteria include: (a) personal characteristics, including such matters as integrity, age, education, diversity of background and experience, absence of potential conflicts of interest with the Company or its operations, and the availability and willingness to devote sufficient time to the duties of a director of the Company; (b) experience in corporate management, such as serving as an officer or former officer of a publicly held company; (c) experience in the Company’s industry and with relevant social policy concerns; (d) experience as a board member of another publicly held company; (e) academic expertise in an area of the Company’s operations; and (f) practical and mature business judgment. The criteria are not exhaustive and the Nominating/Corporate Governance Committee and the Board of Directors may consider other qualifications and attributes that they believe are appropriate in evaluating the ability of an individual to serve as a member of the Board of Directors. The Nominating/Corporate Governance Committee does not have a formal policy regarding diversity, but as described above considers a broad range of attributes and characteristics in identifying and evaluating nominees for election to the Board of Directors. The Nominating/Corporate Governance Committee views diversity broadly to include diversity of experience, skills and viewpoint in addition to more traditional diversity concepts. The Nominating/Corporate Governance Committee’s goal is to assemble a Board of Directors that brings to the Company a variety of perspectives and skills derived from high quality business and professional experience. In doing so, the Nominating/Corporate Governance Committee also considers candidates with appropriate non-business backgrounds.

Identification and Evaluation of Nominees for Directors. The Board of Directors believes that, based on the Nominating/Corporate Governance Committee’s knowledge of the Company’s corporate governance principles and the needs and qualifications of the Board at any given time, the Nominating/Corporate Governance Committee is best equipped to select nominees that will result in a well-qualified and well-rounded board of directors. Accordingly, it is the policy of the Nominating/Corporate Governance Committee not to accept unsolicited nominations from shareholders. In making its nominations, the Nominating/Corporate Governance Committee identifies nominees by first evaluating the current members of the Board willing to continue their service. Current members with qualifications and skills that are consistent with the Nominating/Corporate Governance Committee’s criteria for Board service are re-nominated. As to new candidates, the Nominating/ Corporate Governance Committee will generally poll the Board members and members of management for recommendations. The Nominating/Corporate Governance Committee may also review the composition and qualification of the boards of directors of the Company’s competitors, and may seek input from industry experts or analysts. The Nominating/Corporate Governance Committee reviews the qualifications, experience and background of the candidates. Final candidates are interviewed by the independent directors and executive management. In making its determinations, the Nominating/Corporate Governance Committee evaluates each individual in the context of the Board as a whole, with the objective of assembling a group that can best represent shareholder interests through the exercise of sound judgment. After review and deliberation of all feedback and data, the Nominating/Corporate Governance Committee makes its recommendation to the Board of Directors. Historically, the Board of Directors has not relied on third-party search firms to identify director nominees. The Nominating/Corporate Governance Committee may in the future choose to engage third-party search firms in situations where particular qualifications are required or where existing contacts are not sufficient to identify an appropriate candidate.

Each of the nominees for election as director at the 2013 Annual Meeting of Shareholders was elected at the Annual Meeting of Shareholders held in 2012. Each of the nominees for election is recommended by the Nominating/Corporate Governance Committee to stand for reelection.

Communication with Directors

Shareholders and other interested parties may, at any time, communicate in writing with any particular director, or the non-management directors as a group, by sending such written communication to Mercury General Corporation – Non-Management Directors, P.O. Box 36662, Los Angeles, California 90036. Copies of written communications received at such address will be directed to the relevant director or the non-management directors as a group.

Code of Business Conduct and Ethics

The Company has established a Code of Business Conduct and Ethics that applies to its officers, directors and employees. The Code of Business Conduct and Ethics contains general guidelines for conducting the business of the Company consistent with the highest standards of business ethics, and is intended to qualify as a “code of ethics” within the meaning of Section 406 of the Sarbanes-Oxley Act of 2002 and the rules promulgated thereunder and as a “code of business conduct and ethics” within the meaning of the NYSE listing standards. In the event the Company makes any amendments to, or grants any waivers of, a provision of its Code of Business Conduct and Ethics that applies to the principal executive officer, principal financial officer or principal accounting officer that requires disclosure under applicable SEC rules, the Company intends to disclose such amendment or waiver and the reasons therefor on a Form 8-K or on its next periodic report.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Objectives and Overview

The Company’s executive compensation program is designed to be simple and clear and understandable to employees and investors. The Company seeks to attract, motivate and build the long-term commitment of talented executives and to reward and encourage activities that promote the achievement of premium growth while managing costs and losses to maximize underwriting income and ultimately increase shareholder value. The Company’s executive compensation program is administered, in the judgment of management, to tie total compensation to performance of the Company’s business, and to align executive officer incentives with creation of the shareholder value the Company seeks to achieve.

Pursuant to a standing resolution of the Board of Directors adopted on January 11, 1986, Mr. Joseph, then President and Chief Executive Officer of the Company, was given authority for hiring, promoting and establishing compensation for all executive officers other than himself, with the Compensation Committee being responsible for establishing compensation for Mr. Joseph. Since Mr. Tirador’s appointment as Chief Executive Officer of the Company in January 2007, the Compensation Committee has also had responsibility for establishing the compensation for Mr. Tirador. Messrs. Joseph and Tirador retain the authority to establish compensation for all other executive officers and annually review compensation and responsibilities of all other executive officers.

The Company’s compensation program is designed to provide executive officers total compensation commensurate with responsibilities and competitive with compensation provided to executives in like positions, as determined by the Compensation Committee with respect to Messrs. Joseph and Tirador and as determined by Messrs. Joseph and/or Tirador with respect to the other executive officers, based on their experience in the insurance industry and the Company’s continuing surveillance of industry and general business practice.

The Company’s executive compensation program and the total compensation provided to executive officers are reviewed by the Compensation Committee annually to ensure that the program is designed and operated to achieve those goals.

Components of Executive Compensation

The Company’s executive compensation program consists of base salary, annual cash bonuses, long-term incentives and perquisites and benefits:

Base Salary. The Company provides base salary to provide a stable annual salary at a level consistent with individual contributions. Base salary for executive officers is initially determined on the date of hire and evaluated annually thereafter or on any material change of duties or position. The base salary of Mr. Joseph, Chairman of the Board, and Mr. Tirador, Chief Executive Officer, is determined on an annual basis by the Compensation Committee. In addition to cash compensation, both Mr. Joseph and Mr. Tirador receive director fees for their participation on the Board of Directors.

Pursuant to the standing resolution described above, Mr. Joseph, with the assistance of Mr. Tirador, establishes the base salary of other executive officers. Salary increases generally take into account the performance of the Company and the respective executive officer based on the subjective assessment of Messrs. Joseph and Tirador, respectively. Mr. Graves also receives director fees for his participation on the Board of Directors.

Annual Cash Bonuses. In addition to base salary, the Company seeks to provide a substantial portion of total compensation for executive officers through annual cash bonuses based on performance criteria for each recipient and for the Company as a whole.

Messrs. Joseph and Tirador were eligible to earn annual cash bonuses under the Company’s Senior Executive Incentive Bonus Plan that was adopted in 2008 (the “Prior Senior Plan”), while other executive officers and designated employees of the Company and its subsidiaries are eligible to earn annual cash bonuses under the Company’s Annual Incentive Plan (the “AIP”). The Company has submitted to the shareholders for consideration and approval at the Annual Meeting a Senior Executive Incentive Bonus Plan (the “2013 Senior Plan”) that will replace the Prior Senior Plan. See “Proposal 2 – Approval of the Mercury General Corporation Senior Executive Incentive Bonus Plan” below.

Under the 2013 Senior Plan (if approved by the Company’s shareholders) and the AIP, the Company will award cash bonuses to participants based upon Company and individual participant performance goals established by the Compensation Committee. The 2013 Senior Plan (if approved by the Company’s shareholders) and the AIP are administered by the Compensation Committee, with day-to-day administration of the AIP delegated to the Company’s Chief Executive Officer and his designees.

Only Messrs. Joseph and Tirador are expected to participate in the 2013 Senior Plan. All employees of the Company and its subsidiaries (other than the Company’s AIS subsidiaries) are eligible to participate in the AIP, except those who participate in other incentive programs, such as certain employees and executive officers within the Company’s investment and legal departments. Employees and executive officers within the Company’s investment department are awarded annual cash bonuses based on the financial performance of the Company’s investment portfolio, and certain employees within the Company’s legal department are awarded annual cash bonuses based on their management of assigned cases.

The Compensation Committee will establish the target incentive percentages and Company and personal performance goals for the Chairman of the Board and Chief Executive Officer under the 2013 Senior Plan. Under the terms of the AIP, the Company’s Chief Executive Officer or his designee recommends for Compensation Committee approval for each plan year the employees and job classifications for participation in the AIP as well as the target incentive percentages and Company and personal performance goals applicable to participants under the AIP, in each case, other than the Chairman of the Board and the Chief Executive Officer. Non-employee directors of the Company were not eligible to participate in the Prior Senior Plan and are not eligible to participate in the 2013 Senior Plan or the AIP. The target incentive percentages and performance goals under the 2013 Senior Plan and the AIP will vary among participants and may change from plan year to plan year.

Company performance goals under the 2013 Senior Plan and the AIP are evaluated against the Company’s performance, on a consolidated basis. The personal performance component of an award is evaluated against performance goals established for each participant for the plan year and on management’s determination of the participant’s individual contribution to the Company relative to others in the participant’s department and in similar positions in the Company. Determination of whether a participant under the AIP has achieved his or her personal performance goals is made by the Chief Executive Officer or his designee, subject to the final approval of the Compensation Committee. Determination of whether Messrs. Joseph or Tirador under the 2013 Senior Plan has achieved his personal performance goals is made by the Compensation Committee.

Company performance goals under the 2013 Senior Plan and the AIP may be based on one or more financial or operational criteria established by the Compensation Committee for each plan year including, without limitation: underwriting income, underwriting results, customer satisfaction, revenue, sales, financial ratios and other performance metrics as the Compensation Committee deems appropriate under the circumstances.

For the 2012 plan year, the Company performance goals for annual incentive awards under the Prior Senior Plan and AIP were based on the written premium growth and combined ratio of the Company during 2012. For 2012, the Compensation Committee established bonus targets under the Prior Senior Plan for each of Mr. Joseph and Mr. Tirador equal to 120% of base salary and maximum bonuses equal to 225% of target bonus, based on the Company’s performance against the performance goals approved under the Prior Senior Plan, including a minimum performance threshold necessary to receive any bonus and an objective formula for determining bonus amounts at performance levels above the threshold amount, up to the maximum bonus amount. For 2012, the

Chief Executive Officer recommended and the Compensation Committee approved bonus targets under the AIP for Messrs. Stalick and Lubitz equal to 60% of base salary and maximum bonuses equal to 225% of target bonus, based on the Company’s performance against the performance goals approved under the AIP, including a minimum performance threshold necessary to receive any bonus and an objective formula for determining bonus amounts at performance levels above the threshold amount, up to the maximum bonus amount. Mr. Graves is awarded an annual cash bonus determined in the discretion of the Chairman of the Company’s Board of Directors and Chief Financial Officer based on the financial performance of the Company’s investment portfolio under his management. After review of the Company’s financial performance during 2012, no bonuses were awarded to executive officers for 2012.

Under the 2013 Senior Plan, the Compensation Committee will continue to determine annual performance criteria at the beginning of each fiscal year similar to the manner that performance criteria has been established under the Prior Senior Plan, as described above.

In addition to performance-based cash bonuses, each executive officer, along with all of the Company’s employees consistent with the Company’s historical practice, received an additional bonus in December 2012 equivalent to one-half-month’s salary.

Long-Term Incentive Compensation. Long-term incentive compensation generally includes awards granted under the Company’s 2005 Equity Incentive Award Plan (the “Plan”), which has been approved by shareholders. Awards available under the Plan include a variety of stock-based compensation such as stock options, restricted stock, dividend equivalent awards, deferred stock awards, stock payment awards, stock appreciation rights and performance awards. The objective of granting long-term incentive awards under the Plan is to align executive officers’ interests with the longer term interests of shareholders. These awards, which are at risk and dependent on the creation of incremental shareholder value or the attainment of cumulative financial targets over several years, represent a portion of the total compensation opportunity provided for the executive officers. Award amounts are based on individual performance, level of responsibility, the executive officer’s potential to make significant contributions to the Company and award levels at other similar companies.

The Company currently issues restricted stock units to executive officers and other employees. Restricted stock units represent the right to earn and receive a number of shares of Common Stock based on the achievement of specific performance requirements, which are intended to further align executive officer compensation to the performance of the Company over a multi-year period. The individual grants to named executive officers are subjectively determined based on a number of factors, including, the executive officer’s responsibility level and functional role within the Company. In 2012, the Compensation Committee issued performance-vesting restricted units to executive officers that vest if and to the extent that the Company’s GAAP Earned Underwriting Income during the three-year period ended December 31, 2014 achieves or exceeds the threshold performance levels established by the Compensation Committee. To date, no restricted stock awards granted to executive officers have vested.

For 2013, the Compensation Committee issued performance-vesting restricted stock units to executive officers of the Company that will vest if and to the extent that the Company’s GAAP Earned Underwriting Income and Net Premium Growth during the three-year period ending December 31, 2015 achieve or exceed the threshold performance levels established by the Compensation Committee. The 2013 grants to the Company’s named executive officers are as follows: Mr. Joseph: 10,000 restricted stock units which may vest for up to 22,500 shares of Common Stock; Mr. Tirador: 10,000 restricted stock units which may vest for up to 22,500 shares of Common Stock; Mr. Lubitz: 6,000 restricted stock units which may vest for up to 13,500 shares of Common Stock; and Mr. Stalick: 4,000 restricted stock units which may vest for up to 9,000 shares of Common Stock.

When options are granted, the grants are recommended to the Compensation Committee by management, are considered and approved by the Compensation Committee in connection with the quarterly Board of Directors meetings and are granted on or about the date of the meeting at 100% of fair market value of Company stock on the date of grant, as defined in the Plan.

Other Benefit Programs. The Company’s executive compensation program also includes what it believes to be competitive benefits plans and programs, including a 401(k) savings plan and health and welfare benefits, such as medical, dental, vision care and life insurance benefits. In addition, from time to time, the Company provides executive officers with perquisites and other personal benefits that it and the Compensation Committee believe are reasonable and consistent with its overall compensation philosophy and goals. The Compensation Committee periodically reviews the types and levels of perquisites that are provided to executive officers. The named executive officers are provided with the following additional personal benefits: all named executive officers are provided with company-owned automobiles or automobile allowance and the Company pays club dues on behalf of Mr. Joseph.

Benchmarking and Compensation Consultants

The Compensation Committee has not benchmarked against any other companies during the past two years, but instead has relied upon experience of its members in setting compensation of the Chief Executive Officer and Chairman of the Board of the Company. The level of compensation of other executive officers of the Company is generally set by reference to, but not benchmarked against, competitive compensation in the industry and by the officer’s experience and duties as determined by the Chief Executive Officer and Chairman of the Board of the Company. While the Company engaged a compensation consultant to assist in the initial development of the AIP, it does not engage a compensation consultant for annual compensation determinations.

The Compensation Committee’s Consideration of the 2011 Nonbinding Advisory Vote Approving the Compensation of the Company’s Named Executive Officers

At the Company’s 2011 Annual Meeting of Shareholders, shareholders holding more than 97% of the votes cast on the proposal voted to approve the compensation of the named executive officers. The Compensation Committee has reviewed these results with management and with the full Board of Directors and determined that no specific changes were necessary in its compensation policies and decisions with respect to 2013 as a result of the 2011 vote.

Section 162(m) Treatment Regarding Performance-Based Equity Awards

Under Section 162(m) of the Internal Revenue Code of 1986, as amended (“Section 162(m)”), a public company is generally denied deductions for compensation paid to certain of its named executive officers to the extent the compensation for any such individual exceeds $1,000,000 for the taxable year. Certain performance-based compensation approved by the Company’s shareholders is not subject to this deduction limit. Generally, in structuring compensation for the Company’s named executive officers, the Company considers whether a form of compensation will be deductible; however, other factors as discussed above may be of greater importance than preserving deductibility for a particular form of compensation.

Conclusion

With compensation based on annual base salary, performance-based cash bonuses, long term equity incentives and participation in non-discriminatory profit sharing and employee benefits plans, the Company’s executive compensation plan avoids the more complex compensation practices used by some companies. There are no severance agreements covering any executive officers of the Company. No executive officers have change of control or “parachute” payments arrangements other than with respect to cash bonuses awarded and earned but unpaid on the date of a change of control. No loans or loan policy exists with respect to executive officers. There are no deferred compensation programs in effect aside from the qualified Section 401(k) plan and no supplemental executive retirement or similar plans exist for executive officers. While future events may dictate the addition of different or additional compensation methods, there is no present plan to change the simple compensation policy now in effect.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis included in this Proxy Statement with management. Based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012 and in the Company’s Proxy Statement for the 2013 Annual Meeting of Shareholders.

The Compensation Committee

Donald R. Spuehler, Chair

Bruce A. Bunner

Richard E. Grayson

Compensation Risks Assessment

As required by rules adopted by the SEC, management has made an assessment of the Company’s compensation policies and practices with respect to all employees to determine whether risks arising from those policies and practices are reasonably likely to have a material adverse effect on the Company. In doing so, management considered various features and elements of the compensation policies and practices that discourage excessive or unnecessary risk taking. As a result of the assessment, the Company has determined that its compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company.

Summary Compensation Table

The table below summarizes the total compensation paid or earned by the Company’s Chief Executive Officer, Chief Financial Officer and each of its three other most highly compensated executive officers, the named executive officers, for the fiscal years ended December 31, 2012, 2011 and 2010.

Name and Principal Position	Year	Salary	Bonus (1)	Stock Awards (2)	Non-Equity Incentive Plan Compensation (3)	All Other Compensation (4)	Total
George Joseph	2012	$904,170	$37,704	$440,100	—	$50,113	$1,432,087
Chairman of the Board	2011	879,856	36,662	301,650	$513,920	54,500	1,786,588
	2010	870,833	36,460	—	—	77,630	984,923

Gabriel Tirador	2012	$835,576	$35,957	$440,100	—	$69,174	$1,380,807
President, Chief Executive	2011	811,525	33,815	301,650	$488,920	52,930	1,688,840
Officer and Director	2010	791,667	33,335	217,700	—	77,846	1,120,548

Theodore Stalick	2012	$524,184	$22,955	$176,040	—	$23,150	$746,329
Vice President and	2011	508,821	174,420	120,660	—	22,975	826,876
Chief Financial Officer	2010	498,424	163,853	81,860	—	23,839	767,976

Allan Lubitz	2012	$392,813	$16,912	$220,050	—	$13,544	$643,319
Senior Vice President and	2011	367,518	125,678	150,825	—	13,289	657,310
Chief Information Officer	2010	341,004	139,301	81,860	—	22,502	584,667

Christopher Graves	2012	$368,946	$16,260	—	—	$44,791	$429,997
Vice President and	2011	346,172	500,835	—	—	21,075	868,082
Chief Investment Officer	2010	323,611	413,623	—	—	35,874	773,108

(1)	Represents the annual one-half-month’s bonus awarded to all employees of the Company plus $800 to $1,100 bonuses provided for participation in the Company’s wellness program plus awards to the named executive officers as determined by Messrs. Joseph and Tirador based on the individual officer’s performance in 2010 or pursuant to the AIP in 2011 and 2012.
(2)

Reflects the aggregate fair value of awards granted as of the applicable grant date calculated in accordance with Accounting Standards Codification Topic 718 (“ASC 718”) adopted by the Financial Accounting

Standards Board. Grant date fair value for the restricted stock units granted to the named executive officers is based on the grant date fair value of the underlying shares and the probable outcome of performance-based vesting conditions, excluding the effect of estimated forfeitures. Assuming the highest level of performance conditions are achieved, the grant date fair value of the awards granted in 2012 to each of the following named executive offers would be $990,225 (in the case Mr. Joseph), $990,225 (in the case of Mr. Tirador), $396,090 (in the case of Mr. Stalick) and $495,113 (in the case of Mr. Lubitz). Assuming that the highest level of performance conditions are achieved, the grant date fair value of the awards granted in 2011 to the each of the following named executive officers would be: $603,300 (in the case Mr. Joseph), $603,300 (in the case of Mr. Tirador), $241,320 (in the case of Mr. Stalick) and $301,650 (in the case of Mr. Lubitz). Assuming that the highest level of performance conditions are achieved, the grant date fair value of the awards granted in 2010 to each of the following named executive officers would be: $435,400 (in the case of Mr. Tirador), $163,720 (in the case of Mr. Stalick) and $163,720 (in the case of Mr. Lubitz). For additional information, refer to the notes to the Company’s consolidated financial statements in its Annual Reports on Form 10-K for the years ended December 31, 2012, 2011 and 2010, as filed with the SEC. The three-year performance period for the 2010 restricted stock unit grants is complete and no awards were earned based on Company performance during the performance period. While the three-year performance periods for the 2011 and 2012 restricted stock unit grants are still open, the Company does not expect that any awards will be earned based on Company performance to date.

(3)	Represents awards to Messrs. Joseph and Tirador under the Company’s Senior Executive Incentive Bonus Plan described in more detail under “Senior Executive Incentive Bonus Plan” below.
(4)	See All Other Compensation table below.

All Other Compensation

The following table describes each component of the All Other Compensation column of the Summary Compensation Table.

Name	Year	Perquisites and Other Personal Benefits (1)	Company Contributions to Retirement and 401(k) Plans (2)	Total
George Joseph	2012	$50,113	—	$50,113
	2011	54,500	—	54,500
	2010	76,530	$1,100	77,630

Gabriel Tirador	2012	$60,424	$8,750	$69,174
	2011	44,355	8,575	52,930
	2010	68,171	9,675	77,846

Theodore Stalick	2012	$14,400	$8,750	$23,150
	2011	14,400	8,575	22,975
	2010	14,164	9,675	23,839

Allan Lubitz	2012	$4,794	$8,750	$13,544
	2011	4,714	8,575	13,289
	2010	12,827	9,675	22,502

Christopher Graves	2012	$36,221	$8,750	$44,791
	2011	12,500	8,575	21,075
	2010	26,199	9,675	35,874

(1)

Represents for Mr. Joseph director’s fees of $32,500 in 2012 and $32,000 in 2011 and 2010, payments for health insurance of $3,679 in 2010, personal use of company automobile and parking in the amounts of $10,161, $14,906 and $33,186 in 2012, 2011 and 2010, respectively, and club dues of $7,452, $7,594 and $7,665 in 2012, 2011 and 2010, respectively; for Mr. Tirador director’s fees of $32,500 in 2012 and $32,000 in 2011 and 2010, payments for health insurance of $8,723 in 2010, personal use of company automobile and parking in the amounts of $20,666, $12,355 and $27,448 in 2012, 2011 and 2010, respectively, and travel expenses for a family member accompanying Mr. Tirador while on business travel in the amount of $7,257; for Mr. Stalick automobile and parking allowance in the amounts of $14,400, $14,400 and $14,164 in 2012, 2011, and 2010, respectively; for Mr. Lubitz payments for health insurance of $8,723 in 2010, and personal use of company automobile and parking in the amounts of $4,794, $4,714 and $4,105 in 2012, 2011 and 2010, respectively; and for Mr. Graves, director fees of $28,000 in 2012, automobile and parking allowance in the amounts of $8,221, $12,500 and $26,199 in 2012, 2011 and 2010, respectively.

(2)	Represents the Company’s contributions under its profit sharing plan for Company employees in the amount of $1,100 in 2010 for each of the named executive officers and the Company’s matching contributions under a 401(k) option to the profit sharing plan in the amounts of $8,750 in 2012 and $8,575 in each of 2011 and 2010 for each of Messrs. Tirador, Stalick, Lubitz and Graves.

Grants of Plan-Based Awards

The following table contains information regarding restricted stock units and non-equity incentive plan awards granted to the named executive officers during the fiscal year ended December 31, 2012.

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Possible Payouts Under Equity Incentive Plan Awards (2)			Grant Date Fair Value of Stock Awards (3)
		Threshold	Target	Maximum	Threshold	Target	Maximum
George Joseph	March 20, 2012	$10,315	$1,085,827	$2,443,111	2,500	10,000	22,500	$440,100
Gabriel Tirador	March 20, 2012	9,536	1,003,830	2,258,618	2,500	10,000	22,500	440,100
Theodore Stalick	March 20, 2012	2,990	314,703	708,083	1,000	4,000	9,000	176,040
Allan Lubitz	March 20, 2012	2,204	231,999	521,998	1,250	5,000	11,250	220,050

(1)	Represents threshold, target and maximum performance-based awards to Messrs. Joseph and Tirador under the Senior Plan and to Messrs. Stalick and Lubitz under the AIP based on the Company’s achievement of established written premium growth and GAAP combined ratio targets.
(2)	Represents threshold, target and maximum number of performance-based restricted stock units (“RSUs”) eligible to be earned following completion of a three-year performance period ending December 31, 2014 based on the Company’s achievement of established earned underwriting income and premium growth targets. Up to 225% of the target number of performance-based RSUs granted to each named executive officer will vest if, and to the extent that, the Company’s underwriting income and premium growth during such three-year period achieves or exceeds the threshold performance levels established by the Compensation Committee. Each RSU that is earned represents a contingent right to receive shares of the Company’s Common Stock in the future.
(3)	Represents the full grant date fair value of each individual equity award (on a grant-by-grant basis) as computed under ASC 718.

Outstanding Equity Awards at 2012 Fiscal Year-End

The following table includes certain information with respect to the value of all unexercised options and unvested restricted stock units previously awarded to the executive officers named at the fiscal year ended December 31, 2012.

	Option Awards (1)					Stock Awards (2)
	Number of Securities Underlying Unexercised Options	Number of Securities Underlying Unexercised Options	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date	Number of Shares or Units That Have Not Vested	Market Value of Shares or Units of Stock That Have not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Name	Exercisable	Unexercisable
George Joseph	—	—	—	—	—	—	—	5,000	210,575

Gabriel Tirador	34,525	12,500	47,025	$33.61	05/01/2019	—	—	5,000	210,575

Theodore Stalick	7,500	—	7,500	51.43	10/29/2014	—	—	2,000	84,230
	20,000	—	20,000	54.93	08/03/2017
	—	3,750	3,750	33.61	05/01/2019

Allan Lubitz	20,000	3,750	23,750	47.61	10/29/2014	—	—	2,500	105,288
	—	3,750	3,750	33.61	05/01/2019

Christopher Graves	12,000	—	12,000	51.51	05/04/2017	—	—	—	—

(1)	All option awards become exercisable in five equal installments on the first through fifth anniversary of the grant date for grants occurring prior to January 1, 2008 and in four equal installments on the first through fourth anniversary of the grant date for grants occurring on or after January 1, 2008.
(2)

All stock awards will vest upon the end of a three-year performance period on December 31st of the second year following the year in which the stock awards were granted if, and to the extent that, the Company achieves, during the three-year period then ended, threshold performance levels established by the Company’s Compensation Committee determined in accordance with U.S. generally accepted accounting principles.

Option Exercises and Stock Vested

The following table includes certain information with respect to the options exercised by the named executive officers during the fiscal year ended December 31, 2012.

	Option Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise
Theodore Stalick	3,750	$33,993
Allan Lubitz	3,750	$37,728

Equity Compensation Plan Information

As of December 31, 2012, the Company had compensation plans under which equity securities were authorized for issuance, aggregated as follows:

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted-average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	451,025	$47.22	4,957,250
Equity compensation plans not approved by security holders	—	—	—
Total	451,025	$47.22	4,957,250

Summary Director Compensation Table

The table below summarizes the compensation paid by the Company for the fiscal year ended December 31, 2012 to directors other than Messrs. Joseph, Tirador and Graves whose director compensation is disclosed above in the “All Other Compensation Table.”

Name	Fees Earned or Paid in Cash (1)	All Other Compensation		Total
Bruce A. Bunner	$34,500	—		34,500
Michael D. Curtius	$32,500	$99,688	(2)	132,168
Richard E. Grayson	$40,500	—		40,500
Martha E. Marcon	$52,500	—		52,500
Donald P. Newell	$57,500	—		57,500
Donald R. Spuehler	$49,000	—		49,000

(1)	Each of the Company’s non-employee directors received a $4,000 quarterly retainer and $4,000 for each Board of Directors meeting attended and reimbursement for their out-of-pocket expenses incurred in attending such meetings. In addition, members of Board committees receive additional compensation for service on Board committees. The chair of the Audit Committee received an annual retainer of $4,000 and receives $3,500 per Audit Committee meeting attended in person, and each member of the Audit Committee received $2,500 per Audit Committee meeting attended in person. The chair of the Compensation Committee received an annual retainer of $2,500, and members of the Compensation Committee received $500 per meeting attended (other than meetings held on the date of meetings of the entire Board of Directors). The chair of the Nominating/Corporate Governance Committee received an annual retainer of $1,500 and $1,500 per meeting attended, and each other member of the Nominating/Corporate Governance Committee received $1,000 per meeting attended in person plus, in each case, reimbursement of their out-of-pocket expenses incurred in attending such meetings. Each non-management member of the Investment Committee received $1,500 per meeting attended in person. The lead independent director received an annual retainer of $10,000.
(2)	Mr. Curtius was an Executive Consultant to the Company until August 2012, and the amount presented reflects compensation paid to or earned by Mr. Curtius during 2012.

In accordance with the Company’s Corporate Governance Guidelines, the Company’s senior management annually reports to the Compensation Committee regarding the status of the Company’s non-employee director compensation, including consideration of direct and indirect forms of compensation to the non-employee directors such as charitable contributions by the Company to organizations in which a non-employee director is involved. Following its review of the report, the Compensation Committee recommends any changes in non-employee director compensation to the Chairman of the Board. Any changes in non-employee director compensation are considered and approved by the Board of Directors after a full discussion.

Senior Executive Incentive Bonus Plan

The Company’s Board of Directors adopted the Prior Senior Plan on March 23, 1998 and reapproved the Prior Senior Plan on January 31, 2003 and February 8, 2008. The Company’s shareholders approved the Prior Senior Plan at Annual Meetings of Shareholders held on May 13, 1998, May 14, 2003 and May 13, 2008. On February 1, 2013, the Board of Directors approved and the Company has submitted to the shareholders for consideration and approval at the Annual Meeting a Senior Executive Incentive Bonus Plan (the “2013 Senior Plan”) that will replace the Prior Senior Plan. See “Proposal 2 – Approval of the Mercury General Corporation Senior Executive Incentive Bonus Plan” below for additional information regarding the 2013 Senior Plan. No bonuses were awarded under the Prior Senior Plan for 2013.

Annual Incentive Plan

All employees of the Company and its subsidiaries (other than its AIS subsidiaries) are eligible to participate in the AIP, except those who participate in other incentive programs, such as Messrs. Joseph and Tirador under the Prior Senior Plan and certain employees and executive officers within the Company’s investment and legal departments, such as Mr. Graves. Under the terms of the AIP, the Company’s Chief Executive Officer or his designee recommends for Compensation Committee approval for each plan year the employees and job classifications for participation in the AIP as well as the target incentive percentages and Company and personal performance goals applicable to participants under the AIP. No bonuses were awarded under the AIP for 2013.

Compensation Committee Interlocks and Insider Participation in Compensation Decisions

During the fiscal year 2012, Donald R. Spuehler, Bruce A. Bunner and Richard E. Grayson were members of the Compensation Committee, with Donald R. Spuehler acting as Chairman of the Committee. No member of the Company’s Compensation Committee is a current or former officer or employee of the Company or any of its subsidiaries, and no current executive officer served as a member of the board of directors or compensation committee of any other entity that has or had one or more executive officers serving as a member of the Company’s Board of Directors or Compensation Committee during 2012.

PROPOSAL 2:

APPROVAL OF THE MERCURY GENERAL CORPORATION SENIOR EXECUTIVE INCENTIVE BONUS PLAN

The Company is asking its shareholders to approve the Mercury General Corporation Senior Executive Incentive Bonus Plan (the “2013 Senior Plan”). On February 1, 2013, the Company’s Board of Directors, following the recommendation of the Compensation Committee, unanimously approved the adoption of the 2013 Senior Plan, subject to approval by the Company’s shareholders. The 2013 Senior Plan, if approved, would replace the Prior Senior Plan initially approved by the Company’s shareholders in May 1998 and reapproved by the Company’s shareholders in May 2003 and May 2008.

The 2013 Senior Plan authorizes the Compensation Committee or such other committee as may be appointed by the Board of Directors to establish periodic bonus programs based on specified performance objectives. The Compensation Committee established on March 19, 2013 initial performance objectives, targets and maximum bonus amounts that may become payable under the 2013 Senior Plan based on the achievement of such performance objectives, subject to approval of the 2013 Senior Plan by the Company’s shareholders. These performance objectives, targets and maximum bonus amounts are described below under the heading “New Plan Benefits.”

If the 2013 Senior Plan is not approved by the Company’s shareholders, no bonus payments will be made pursuant to the 2013 Senior Plan, including bonus payments that may otherwise have become payable pursuant to the 2013 Senior Plan upon the achievement of the initial performance objectives established by the Compensation Committee.

The following summary of the terms of the 2013 Senior Plan is qualified in its entirety by reference to the text of the 2013 Senior Plan, which is attached as Annex A to this proxy statement.

Purpose of the 2013 Senior Plan

The purpose of the 2013 Senior Plan is to motivate its participants to achieve specified performance objectives and to reward them when those objectives are met with bonuses that are intended to be deductible to the maximum extent possible as “performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).

Administration

The 2013 Senior Plan will be administered by the Compensation Committee, or such other committee as may be appointed by the Board of Directors consisting solely of two or more directors, each of whom is intended to qualify as an “outside director” within the meaning of Section 162(m) of the Code (the “Bonus Committee”). In addition, the Board of Directors may in its discretion administer the 2013 Senior Plan with respect to any action that is not required by Section 162(m) of the Code to be taken in the sole and absolute discretion of the Bonus Committee. All actions taken and all interpretations and determinations relating to the 2013 Senior Plan made in good faith by the Bonus Committee or the Board of Directors will be final and binding on the Company and all participants.

Eligibility

Participation in the 2013 Senior Plan is limited to those vice presidents or more senior officers of the Company or any subsidiary selected by the Bonus Committee to receive a bonus award under the 2013 Senior Plan. Currently, two senior officers of the Company have been selected to be participants in the 2013 Senior Plan.

Performance Objectives

The Bonus Committee may, in its discretion, establish the specific performance objectives (including any objective adjustments) that must be achieved in order for an eligible participant to become eligible to receive a bonus award payment. The performance objectives (including any objective adjustments) will be established in writing by the Bonus Committee no later than the earlier of (i) the ninetieth day following the commencement of the period of service to which the performance goals relate or (ii) the date preceding the date on which 25% of the period of service (as scheduled in good faith at the time the performance objectives are established) has lapsed; provided that the achievement of such goals must be substantially uncertain at the time such goals are established in writing. For each performance period with regard to which one or more eligible participants in the 2013 Senior Plan is selected by the Bonus Committee to receive a bonus award, the Bonus Committee will establish in writing one or more objectively determinable performance objectives for such bonus award, based upon one or more of the following business criteria, any of which may be measured in absolute terms, as compared to any incremental increase or as compared to the results of a peer group:

•	revenues;

•	sales;

•	cash flows;

•	earnings (including earnings before any one or more of the following: (i) interest, (ii) taxes, (iii) depreciation, and (iv) amortization);

•	earnings (including earnings before any one or more of the following: (i) interest, (ii) taxes, (iii) depreciation, and (iv) amortization) per share of the Company’s common stock;

•	operating income (including operating income before any one or more of the following: (i) depreciation and (ii) amortization);

•	operating income (including operating income before any one or more of the following: (i) depreciation and (ii) amortization) per share of the Company’s common stock;

•	return on equity;

•	total shareholder return;

•	return on capital;

•	return on assets or net assets;

•	income or net income;

•	operating profit or net operating profit;

•	operating margin;

•	cost reductions or savings;

•	working capital;

•	market share;

•	underwriting income;

•	underwriting results;

•	investment results; and

•	fair market value per share of the Company’s common stock.

The performance objectives may be expressed in terms of overall Company performance, the performance of a Company subsidiary or the performance of a division or business unit and/or the Company’s subsidiaries. The Bonus Committee, in its discretion, may specify different performance objectives for each bonus award granted under the 2013 Senior Plan. Following the end of the performance period in which the performance objectives are to be achieved, the Bonus Committee will, within the time prescribed by Section 162(m) of the Code, determine whether, and to what extent, the specified performance objectives have been achieved for the applicable performance period. To the extent GAAP is applicable, the achievement of the above performance objectives will be determined in accordance with GAAP.

Performance periods under the 2013 Senior Plan will be specified by the Bonus Committee and may be the Company’s fiscal year or one or more fiscal quarters during a fiscal year.

Adjustments to the Performance Objectives

For each bonus award granted under the 2013 Senior Plan, the Bonus Committee, in its discretion, may, at the time of grant, specify in the bonus award that one or more objectively determinable adjustments will be made to one or more of the performance objectives established under the criteria discussed above. Such adjustments may include or exclude one or more of the following:

•	items related to a change in accounting principle;

•	items related to financing activities;

•	expenses for restructuring or productivity initiatives;

•	other non-operating items;

•	items related to acquisitions;

•	items attributable to the business operations of any entity acquired by the Company during the plan year;

•	items related to dispositions;

•	items related to discontinued operations that do not qualify as a segment of a business under GAAP;

•	items related to impairment of indefinite-lived intangible assets;

•	items related to impairment of long-lived assets and related charges;

•	items related to the discontinuation or revision of an objective index to which performance is compared; and

•	share-based compensation expense.

Awards

Under the 2013 Senior Plan, an eligible participant will be eligible to receive bonus awards based upon the Company’s performance against the targeted performance objectives established by the Bonus Committee. If and to the extent the performance objectives are met, an eligible participant will be eligible to receive a bonus award pursuant to the objective formula determined by the Bonus Committee at the beginning of the applicable performance period for the participant, which bonus award may be a specific dollar amount or a specified percentage of such participant’s base compensation for the performance period. After the conclusion of each performance period, the Bonus Committee will determine and certify in writing the extent to which the targeted goals for the performance objectives applicable to the performance period were achieved or exceeded. The Bonus Committee will also certify the bonus amount for each participant for the performance period based upon the bonus formula for such participant as previously established by the Bonus Committee.

Maximum Award; Negative Discretion

The maximum aggregate amount of all bonus awards that may be awarded to any eligible participant under the 2013 Senior Plan for any fiscal year is $5,000,000. The Bonus Committee, in its discretion, may reduce or eliminate the bonus amount otherwise payable to an eligible participant under the 2013 Senior Plan; however, the Bonus Committee has no discretion to increase the amount of an eligible participant’s bonus in excess of the maximum that a participant would receive based on the bonus formula established for the participant at the beginning of the performance period.

Form of Payment

All bonus awards will be paid in cash, subject to any applicable tax or other withholding.

Termination of Employment

Except as otherwise determined by the Bonus Committee, in its discretion, if an eligible participant’s employment with the Company or a subsidiary is terminated for any reason other than such participant’s death or disability prior to payment of any bonus award, all of such participant’s rights under the 2013 Senior Plan will terminate and such participant will not have any right to receive any further payments from any bonus award granted under the 2013 Senior Plan. The Bonus Committee may, in its discretion, determine what portion, if any, of the eligible participant’s bonus award under the 2013 Senior Plan should be paid if the termination results from such participant’s death or disability.

Forfeiture and Claw-Backs

The 2013 Senior Plan allows the Bonus Committee to subject bonuses paid under the 2013 Senior Plan to the provisions of any claw-back policy implemented by the Company.

Plan Not Exclusive

The 2013 Senior Plan is not the exclusive means for the Bonus Committee to award incentive compensation to those persons who are eligible for bonus awards under the 2013 Senior Plan and does not limit the Bonus Committee from making additional discretionary incentive awards, or approving other types of compensation, which may or may not be deductible.

Amendment and Termination

The Bonus Committee or the Board of Directors may terminate the 2013 Senior Plan or partially amend or otherwise modify or suspend the 2013 Senior Plan at any time or from time to time, subject to any shareholder approval requirements under Section 162(m) of the Code or other requirements. However, with respect to bonus awards that the Bonus Committee determines should qualify as performance-based compensation as described in Section 162(m) of the Code, no action of the Board of Directors or the Bonus Committee may modify any such outstanding bonus award, to the extent such modification would cause the bonus award to fail to qualify as performance-based compensation.

Term

The 2013 Senior Plan will be effective as of January 1, 2013 if it approved by shareholders. Once effective, the 2013 Senior Plan will remain in effect until the first shareholder meeting that occurs in 2018, at which time the 2013 Senior Plan would be required to be reapproved by shareholders. If the 2013 Senior Plan is not so reapproved in 2018, then no further bonuses will be awarded under the plan after the date of the 2018 shareholder meeting.

New Plan Benefits

The effective date of the 2013 Senior Plan is January 1, 2013, subject to approval of the 2013 Senior Plan by the shareholders at the Annual Meeting. The Bonus Committee has designated the plan year commencing January 1, 2013 and ending December 31, 2013 as the initial performance period under the 2013 Senior Plan, which is referred to in this proxy statement as the initial performance period. The Bonus Committee has selected two individuals to participate in the 2013 Senior Plan and has determined that the bonuses (if any) payable to these individuals under the 2013 Senior Plan for the initial performance period will be based (in the event shareholder approval of the 2013 Senior Plan is obtained) on the following performance objectives: earned premium growth and GAAP combined ratio. The Bonus Committee has established the target and maximum bonuses set forth in the table below for the named executive officers included therein, each of whom the Bonus Committee has designated as a participant in the 2013 Senior Plan for the initial performance period (in the event shareholder approval of the 2013 Senior Plan is obtained).

Name and Position	Initial Performance Period Target Bonus under 2013 Senior Plan	Initial Performance Period Maximum Bonus under 2013 Senior Plan
George Joseph	120% of 2013 base salary for a total Target Bonus of $1,118,400	2.25 x Target Bonus for a Maximum Bonus of $2,516,400

Gabriel Tirador	120% of 2013 base salary for a total Target Bonus of $1,034,400	2.25 x Target Bonus for a Maximum Bonus of $2,327,400

No other executive officers, non-executive directors or other non-executive officers are currently eligible to participate in the 2013 Senior Plan and therefore are not entitled to receive any awards or benefits thereunder. Future participation in 2013 Senior Plan is in the discretion of the Bonus Committee. As a result, other future bonus awards under the 2013 Senior Plan for a given performance period are subject to the performance objectives and targets established by the Bonus Committee for such performance period in accordance with the terms of the 2013 Senior Plan, and the Company’s relative performance against such targets. Accordingly, other future benefits that may become payable under the 2013 Senior Plan to the eligible participants in the 2013 Senior Plan are not currently determinable.

Federal Income Tax Consequences

Under present federal income tax law, a participant generally will recognize ordinary income at the time such participant receives cash pursuant to a bonus award under the 2013 Senior Plan. Subject to the limitations of Section 162(m) of the Code, the Company is generally entitled to a tax deduction at the time a participant recognizes ordinary income attributable to an award under the 2013 Senior Plan. Section 162(m) of the Code generally limits the deductibility of non-qualifying compensation in excess of $1,000,000 paid to covered employees. However, Section 162(m) of the Code exempts qualifying performance-based compensation from the deduction limit if certain requirements are met.

As previously stated, the 2013 Senior Plan is being submitted for shareholder approval at the Annual Meeting so that bonus awards under the 2013 Senior Plan can qualify for deductibility by the Company under Section 162(m) of the Code. However, shareholder approval of the 2013 Plan is only one of several requirements under Section 162(m) of the Code that must be satisfied for amounts payable under the 2013 Senior Plan to qualify for the “performance-based” compensation exemption under Section 162(m) of the Code, and submission of the 2013 Senior Plan to shareholder approval should not be viewed as a guarantee that all amounts paid under the 2013 Senior Plan will in practice be deductible by the Company. The Bonus Committee’s policy is to maximize the tax deductibility of executive compensation without compromising the essential framework of the existing total compensation program. However, the Bonus Committee may elect to forgo deductibility for federal income tax purposes if such action is, in the opinion of the Bonus Committee, necessary or appropriate to further the goals of the Company’s executive compensation program, or otherwise is in the Company’s best interests. Please note that the rules and regulations promulgated under Section 162(m) are complicated and subject to change from time to time, sometimes with retroactive effect. As such, and as noted above, there can be no guarantee that amounts payable under the 2013 Senior Plan will be treated as qualified performance-based compensation under Section 162(m) and/or deductible by the Company.

Required Vote

The affirmative vote of the holders of a majority of the outstanding shares of common stock present or represented by proxy and entitled to vote at the Annual Meeting shall be required to approve the 2013 Senior Plan.

Recommendation of the Board of Directors

The Board of Directors unanimously recommends that shareholders vote FOR the approval of the 2013 Senior Plan.

RELATED PERSON TRANSACTIONS

Related Party Transaction Approval Policy

The Board of Directors recognizes that related party transactions can present conflicts of interest and questions as to whether the transactions are in the best interest of the Company. Accordingly, the Board of Directors has adopted a policy and procedures for the review, approval and ratification of such transactions. For purposes of this policy, a “related party transaction” is a transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, that is reportable under the Securities and Exchange Commission’s rules regarding related party transactions.

Under this policy, a related party transaction should be approved or ratified based upon a determination that the transaction is in, or not opposed to, the best interest of the Company. The policy provides for the Nominating/ Corporate Governance Committee to review and approve a transaction involving a director, the CEO or 5% shareholder, and for the CEO to review and approve a transaction involving any executive officer (other than the CEO and any executive who is also a director). Notice of a decision by the CEO to approve a related party transaction should be sent to the Nominating/Corporate Governance Committee prior to finalizing the transaction, which may seek more information or call a meeting to review the transaction in greater detail. If a director or executive officer becomes aware of a transaction that should have been but was not approved in advance under this policy, he or she should report the transaction to whomever would have approved the transaction had it been submitted for advance approval. If the transaction is ongoing and revocable, it should be reviewed to determine whether ratification or other action should be taken. If the transaction is completed and not revocable, it should be evaluated to determine if any mitigation or other action should be taken. The Company’s related party transaction policy also provides that certain transactions that meet the criteria set forth in the policy have standing pre-approval.

Management is expected to report to the Nominating/Corporate Governance Committee any transaction with a related party that is not covered by this policy because it is not reportable under the SEC rules or that involves employment of an immediate family member not reported to the Nominating/Corporate Governance Committee in advance as described above.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee of the Mercury General Corporation Board of Directors is composed of three independent directors as required by the listing standards of the New York Stock Exchange and operates under a written charter adopted by the Board of Directors. The members of the Audit Committee are Martha E. Marcon (chair), Donald P. Newell and Donald R. Spuehler.

Management is responsible for the Company’s internal controls and the financial reporting process. The independent accountants, KPMG LLP, are responsible for performing an independent audit of the Company’s consolidated financial statements and internal control over financial reporting in accordance with standards of the Public Company Accounting Oversight Board (United States) and for issuing reports thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

In this context, the Audit Committee has met and held discussions with management and the independent accountants. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent accountants. The Audit Committee discussed with the independent accountants matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The Company’s independent accountants also provided to the Audit Committee the written disclosures required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and the Audit Committee discussed with the independent accountants that firm’s independence. The Audit Committee also considered whether the provision of financial information systems design and other non-audit services by the independent accountants is compatible with their independence.

Based upon the Audit Committee’s discussion with management and the independent accountants and the Audit Committee’s review of the representation of management and the report of the independent accountants to the Audit Committee, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 filed with the Securities and Exchange Commission.

February 1, 2013	The Audit Committee

Martha E. Marcon, Chair Donald R. Spuehler Donald P. Newell

Audit Fees for Fiscal 2012 and 2011

The aggregate fees billed to the Company by KPMG LLP, the Company’s independent auditors, for the fiscal years ended December 31, 2012 and 2011 are as follows:

	2012	2011
Audit Fees (1)	$1,929,595	$1,756,804
Audit-Related Fees (2)	—	15,000
Tax Fees	—	—
All Other Fees (3)	—	9,550

(1)	Audit Fees consist of the audit of the Company’s annual financial statements included in the Company’s Annual Report on Form 10-K and Annual Report to Shareholders, review of interim financial statements included in the Company’s Quarterly Reports on Form 10-Q and audit services in connection with the Company’s insurance subsidiaries’ statutory and regulatory financial statement filings for those fiscal years. Audit Fees also include the audit of internal control over financial reporting.
(2)	Audit-Related Fees consist of fees associated with an agreed-upon procedure.
(3)	All Other Fees consist of review of workpapers related to regulatory examinations by insurance departments.

The Audit Committee has considered whether the provision of non-audit services is compatible with maintaining the independence of KPMG LLP, and has concluded that the provision of such services is compatible with maintaining the independence of the Company’s auditors.

Representatives of KPMG LLP will be present at the Annual Meeting, will be available to respond to questions and may make a statement if they so desire.

Selection of Independent Auditors

The Audit Committee is responsible to select the independent auditors to audit the Company’s annual financial statements included in the Company’s Annual Report on Form 10-K. The Audit Committee selected KPMG LLP during 2012 as independent auditors for that year. The Audit Committee expects to select the independent auditors to review the Company’s interim financial statements for the first three quarters of 2013 and to audit the Company’s annual financial statements for 2013 during the next few months, as part of its normal selection process.

Audit Committee Policy Regarding Pre-Approval of Audit and Permissible Non-Audit Services of the Company’s Independent Auditors

The Company’s Audit Committee has established a policy that all audit and permissible non-audit services provided by the independent auditors will be pre-approved by the Audit Committee. The Audit Committee has pre-approved certain non-audit services below established dollar threshold amounts. Additional non-audit services, or provision of non-audit services in excess of the threshold amounts, require separate pre-approval. These services may include audit services, audit-related services, tax services and other services. The Audit Committee considers whether the provision of each non-audit service is compatible with maintaining the independence of the Company’s auditors. Pre-approval is detailed as to the particular service or category of services in excess of the threshold amounts and is generally subject to a specific budget. The independent auditors and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent auditors in accordance with this pre-approval, and the fees for the services performed to date.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Each director, executive officer of the Company, and person who owns more than 10% of a registered class of the Company’s equity securities is required by Section 16(a) of the Securities Exchange Act of 1934 to report to the SEC by a specified date his or her transactions in the Company’s securities. Regulations promulgated by the SEC require the Company to disclose in this Proxy Statement any reporting violations with respect to the 2010 fiscal year, which came to the Company’s attention based on a review of the applicable filings required by the SEC to report such status as an officer or director or such changes in beneficial ownership as submitted to the Company. No reporting person of the Company made a late filing under Section 16(a) for transactions occurring in fiscal year 2012. These statements are based solely on a review of the copies of such reports furnished to the Company by its officers, directors and security holders and a representation that such reports accurately reflect all reportable transactions as holdings.

SHAREHOLDER PROPOSALS

Any proposal of a shareholder of the Company intended to be presented at the next Annual Meeting of Shareholders of the Company pursuant to Rule 14a-8 of the Proxy Rules of the SEC must be received by the Secretary of the Company not later than November 26, 2013, and any proposal of a shareholder submitted outside the processes of Rule 14a-8 must be received by the Company not later than January 8, 2014 to be considered for inclusion in the Company’s proxy statement and form of proxy relating to that meeting.

OTHER MATTERS

The Company does not know of any business other than that described herein which will be presented for consideration or action by the shareholders at the meeting. If, however, any other business shall properly come before the meeting, shares represented by proxies will be voted in accordance with the best judgment of the persons named therein or their substitutes.

ANNUAL REPORTS

Copies of the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission are available, without charge, upon written or faxed request to: Theodore Stalick, Chief Financial Officer, Mercury General Corporation, 4484 Wilshire Boulevard, Los Angeles, California 90010 (fax: (323) 857-7116).

The Company’s Annual Report to Shareholders is being provided with the Proxy Statement to shareholders of record on March 14, 2013. Upon request, the Company will furnish the Annual Report to any shareholder.

BY ORDER OF THE BOARD OF DIRECTORS,

Judy A. Walters, Secretary

Los Angeles, California

March 28, 2013

Annex A

MERCURY GENERAL CORPORATION

SENIOR EXECUTIVE INCENTIVE BONUS PLAN

The Mercury General Corporation Senior Executive Incentive Bonus Plan (the “Plan”) is designed to motivate and reward certain employees of Mercury General Corporation, a Delaware corporation (the “Company”), and its Subsidiaries (as defined below) to produce results that increase shareholder value and to encourage individual and corporate performance that helps the Company achieve both short and long-term corporate objectives. The Plan is designed to ensure the Bonus Awards (as defined below) paid hereunder to Eligible Individuals (as defined below) are deductible without limit under Section 162(m) of the Code (as defined below) and the regulations and interpretations promulgated thereunder.

The Board of Directors of the Company (the “Board”) has adopted this Plan, effective with respect to Bonus Awards for periods beginning on or after January 1, 2013, subject to approval of the Plan by the shareholders of the Company.

ARTICLE I.

Certain Definitions

SECTION 1.1 — Code. “Code” shall mean the Internal Revenue Code of 1986, as amended.

SECTION 1.2 — Committee. “Committee” shall mean the Compensation Committee of the Board, or such other committee as may be appointed by the Board consisting solely of two or more Directors, each of whom qualifies as an “outside director” for purposes of Section 162(m) of the Code.

SECTION 1.3 — Director. “Director” shall mean a member of the Board.

SECTION 1.4 — Eligible Individual. “Eligible Individual” shall mean any Vice President or more senior officer of the Company or any Subsidiary.

SECTION 1.5 — Participant. “Participant” shall mean any Eligible Individual selected by the Committee to receive a bonus award under the Plan.

SECTION 1.6 — Performance Period. “Performance Period” shall mean the period of time specified by the Committee for which the achievement of a Performance Goal (as defined below) shall be determined. The “Performance Period” with respect to a Performance Goal may be a Plan Year, or one or more fiscal quarters of a Plan Year.

SECTION 1.7 — Plan Year. A “Plan Year” shall be the fiscal year of the Company, including the fiscal year ending December 31, 2013.

SECTION 1.8 — Subsidiary. “Subsidiary” shall mean any “subsidiary corporation,” as defined in Section 424(f) of the Code, of the Company.

ARTICLE II.

Bonus Awards

SECTION 2.1 — Participants; Bonus Awards. The Committee may, in its discretion, grant bonus awards (each such award, a “Bonus Award”) under the Plan with regard to any specified Performance Period to one or more of the Eligible Individuals. At the time a Bonus Award is granted pursuant to this Section 2.1, the Committee shall specify a bonus amount (“Bonus Amount”) to be paid upon the achievement of the Performance Goals established in accordance Section 2.2, the amount of which Bonus Award shall be subject to Section 2.4.

SECTION 2.2 — Performance Goals.

(a) For each Performance Period with regard to which one or more Eligible Individuals is selected by the Committee to receive a Bonus Award under the Plan, the Committee shall establish in writing one or more objectively determinable performance goals (“Performance Goals”) for such Bonus Award, based upon one or more of the following business criteria, any of which may be measured either in absolute terms or as compared to any incremental increase or as compared to the results of a peer group:

•	revenues;

•	sales;

•	cash flows;

•	earnings (including earnings before any one or more of the following: (i) interest, (ii) taxes, (iii) depreciation, and (iv) amortization);

•	earnings (including earnings before any one or more of the following: (i) interest, (ii) taxes, (iii) depreciation, and (iv) amortization) per share of Common Stock;

•	operating income (including operating income before any one or more of the following: (i) depreciation and (ii) amortization);

•	operating income (including operating income before any one or more of the following: (i) depreciation and (ii) amortization) per share of Common Stock;

•	return on equity;

•	total shareholder return;

•	return on capital;

•	return on assets or net assets;

•	income or net income;

•	operating profit or net operating profit;

•	operating margin;

•	cost reductions or savings;

•	working capital;

•	market share;

•	underwriting income;

•	underwriting results;

•	investment results; and

•	fair market value per share of Common Stock.

(b) With respect to any Bonus Award which the Committee determines should constitute qualified performance-based compensation as described in Section 162(m)(4)(C) of the Code and the Treasury Regulations thereunder, the applicable Performance Goals specified pursuant to Section 2.2 (including any adjustments specified pursuant to Section 2.3) shall be established in writing no later than the ninetieth day following the commencement of the period of service to which the Performance Goals relate; provided, however, that in no event shall the Performance Goals be established after 25% of the period of service (as scheduled in good faith at the time the Performance Goals are established) has elapsed (the “Determination Date”). The achievement of any Performance Goals established by the Committee shall be substantially uncertain at the time such Performance Goals are established in writing.

(c) Depending on the business criteria used to establish such Performance Goals, the Performance Goals may be expressed in terms of overall Company performance, Subsidiary performance or the performance of a division or business unit of the Company and/or the Subsidiaries. The Committee may, in its discretion, specify different Performance Goals for each Bonus Award granted under the Plan. The Committee shall, on or prior to the Determination Date, define in an objective fashion the manner of determining whether and to what extent the specified Performance Goal has been achieved for the Performance Period and the objectively determinable formula or formulas for determining the Bonus Award payable to a Participant as a result of such achievement.

SECTION 2.3 — Adjustments to Performance Components. For each Bonus Award granted under the Plan, the Committee may, in its discretion, at the time of grant, specify in the Bonus Award that one or more objectively determinable adjustments shall be made to one or more of the Performance Goals established under Section 2.2. Such adjustments may include or exclude one or more of the following:

•	items related to a change in accounting principle;

•	items related to financing activities;

•	expenses for restructuring or productivity initiatives;

•	other non-operating items;

•	items related to acquisitions;

•	items attributable to the business operations of any entity acquired by the Company during the Plan Year;

•	items related to dispositions;

•	items related to discontinued operations that do not qualify as a segment of a business under GAAP;

•	items related to impairment of indefinite-lived intangible assets;

•	items related to impairment of long-lived assets and related charges;

•	items related to the discontinuation or revision of an objective index to which performance is compared; and

•	share-based compensation expense.

The amount of any objectively determinable adjustment made pursuant to this Section 2.3 shall be determined in accordance with GAAP to the extent applicable.

SECTION 2.4 — Award Limit. The maximum aggregate amount that may be earned by a Participant under this Plan during any Plan Year with respect to Bonus Awards granted hereunder shall not exceed $5,000,000.

SECTION 2.5 — Other Incentive Awards. The Plan shall not be the exclusive means for the Committee to award incentive compensation to Participants. No employee of the Company or any Subsidiary has a guaranteed right to any discretionary bonus as a substitute for a Bonus Award under this Plan in the event that Performance Goals are not met or that the Company’s shareholders fail to approve or reapprove the Plan.

ARTICLE III.

Payment of Bonus Award

SECTION 3.1 — Form of Payment. Each Participant’s Bonus Award shall be paid in cash, subject to any applicable tax or other withholding.

SECTION 3.2 — Certification; Timing of Payment.

(a) Prior to the payment of any Bonus Award, the Committee shall certify in writing the level of performance attained (relative to the applicable Performance Goals determined pursuant to Section 2.2 (including any adjustments under Section 2.3)) for the Performance Period to which such Bonus Award relates. The Bonus Award for each Participant shall be determined by applying the bonus formula approved by the Committee pursuant to Section 2.2 to the level of actual performance that has been certified by the Committee.

(b) Bonus Award payments shall be made following the close of the Performance Period as soon as practicable after the review and certification by the Committee of the applicable performance upon which the Bonus Award payment is based.

(c) Bonus Award payments are not intended to constitute a deferral of compensation subject to Section 409A of the Code and are intended to satisfy the “short-term deferral” exemption under the Treasury Regulations pursuant to Section 409A of the Code. Subject to subsection 3.2(b), and to the extent necessary to cause the Bonus Award to satisfy the “short-term deferral” exemption under the Treasury Regulations pursuant to Section 409A of the Code, a Bonus Award payment shall be made not later than the later of (i) the fifteenth day of the third month following the Participant’s first taxable year in which the Bonus Amount is no longer subject to a substantial risk of forfeiture, or (ii) the fifteenth day of the third month following the Company’s first taxable year in which the Bonus Award is no longer subject to a substantial risk of forfeiture. Each payment and benefit payable under this Plan is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

(d) Notwithstanding anything to the contrary in this Plan, if at the time of a Participant’s termination of employment with the Company the Participant is a “specified employee” as defined in Section 409A of the Code, as determined by the Company in accordance with Section 409A of the Code, to the extent that the payments or benefits under this Plan are subject to Section 409A of the Code and the delayed payment or distribution of all or any portion of such amounts to which such Participant is entitled under this Plan is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, then such portion shall be paid or distributed to the Participant during the thirty (30) day period commencing on the earlier of (x) the date that is six (6) months following Participant’s termination of employment with the Company, (y) the date of Participant’s death, or (z) the earliest date as is permitted under Section 409A of the Code.

SECTION 3.3 — Negative Discretion. The Committee may, in its discretion, reduce or eliminate the Bonus Amount otherwise payable to any Participant under a Bonus Award. Any such reduction or elimination may be made based on such objective or subjective determinations as the Committee determines appropriate. The Committee shall have no discretion to increase the amount of a Participant’s Bonus Award as determined under the applicable bonus formula.

SECTION 3.4 — Terminations. Except as otherwise provided by the Committee, in its discretion, if a Participant’s employment with the Company and the Subsidiaries is terminated for any reason other than death or disability prior to payment of any Bonus Award, all of the Participant’s rights under the Plan shall terminate and the Participant shall not have any right to receive any further payments with respect to any Bonus Award granted under the Plan. The Committee may, in its discretion, determine what portion, if any, of the Participant’s Bonus Award under the Plan shall be paid if the Participant’s employment has been terminated by reason of death or disability.

ARTICLE IV.

Administration

SECTION 4.1 — Committee.

(a) The Committee shall consist solely of two or more Directors appointed by and holding office at the pleasure of the Board, each of whom constitutes an “outside director” within the meaning of Section 162(m)(4)(C) of the Code and the Treasury Regulations thereunder.

(b) Appointment of Committee members shall be effective upon acceptance of appointment. Committee members may resign at any time by delivering written notice to the Board. Vacancies in the Committee shall be filled by the Board.

SECTION 4.2 — Duties and Powers of Committee. It shall be the duty of the Committee to conduct the general administration of the Plan in accordance with its provisions. The Committee shall have the power to interpret the Plan, and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret, amend or revoke any such rules. In its absolute discretion, the Board may at any time and from time to time exercise any and all rights and duties of the Committee under the Plan, except with respect to matters which under Section 162(m) of the Code are required to be determined in the sole and absolute discretion of the Committee.

SECTION 4.3 — Determinations of the Committee or the Board. All actions taken and all interpretations and determinations made by the Committee or the Board in good faith shall be final and binding upon all Participants, the Company and all other interested persons. No members of the Committee or the Board shall be personally liable for any action, inaction, determination or interpretation made in good faith with respect to the Plan or any Bonus Award, and all members of the Committee and the Board shall be fully protected by the Company in respect of any such action, determination or interpretation.

SECTION 4.4 — Majority Rule; Unanimous Written Consent. The Committee shall act by a majority of its members in office. The Committee may act either by majority vote at a meeting or by a memorandum or other written instrument signed by all of the members of the Committee.

ARTICLE V.

Other Provisions

SECTION 5.1 — Qualified Performance Based Compensation. Bonus Awards under the Plan are intended to qualify as performance-based compensation as described in Section 162(m)(4)(C) of the Code and the Treasury Regulations thereunder. Notwithstanding any other provision of the Plan, any Bonus Award granted under this Plan shall be subject to any additional limitations set forth in Section 162(m) of the Code (including any amendment to Section 162(m) of the Code) or any regulations or rulings issued thereunder that are requirements for qualification as performance-based compensation as described in Section 162(m)(4)(C) of the Code, and the Plan shall be deemed amended to the extent necessary to conform to such requirements.

SECTION 5.2 — Amendment, Suspension or Termination of the Plan. This Plan may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Board or the Committee. However, with respect to any outstanding Bonus Awards which the Committee determines should constitute qualified performance-based compensation as described in Section 162(m)(4)(C) of the Code and the Treasury Regulations thereunder, no such amendment, modification, suspension or termination of the Plan may modify the Performance Goals (or adjustments) applicable to such Bonus Award, increase the maximum amount payable with respect to such Bonus Award, or otherwise modify such Bonus Award, to the extent such modification would cause the Bonus Award to fail to constitute qualified performance-based compensation. To the extent required under applicable law, including Section 162(m) of the Code, amendments and modifications to the Plan shall be subject to stockholder approval.

SECTION 5.3 — Effective Date. This Plan shall be effective as of January 1, 2013 (the “Plan Effective Date”), subject to shareholder approval. The Committee may grant Bonus Awards under the Plan at any time on or after the Plan Effective Date; provided, however, that no Bonus Award payment shall be made prior to the approval of the Plan in accordance with Section 5.4.

SECTION 5.4 — Approval of Plan by Shareholders.

(a) This Plan shall be submitted for the approval of the Company’s shareholders at the annual meeting of shareholders to be held in 2013. In the event that this Plan is not so approved, this Plan shall cease to be effective and no payment shall be made with respect to any Bonus Award granted under the Plan.

(b) This Plan shall be subject to reapproval by the shareholders of the Company not later than the first shareholder meeting that occurs in the fifth year following the year in which the shareholders last approved this Plan, as required under the Treasury Regulations pursuant to Section 162(m) of the Code. In the event that this Plan is not so reapproved, no further Bonus Awards shall be granted under this Plan on or after the date of such shareholder meeting and any outstanding Bonus Award shall be paid in accordance with the terms and conditions of this Plan and such Bonus Award.

SECTION 5.5 — Tax Withholding. The Company shall have the authority and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy federal, state, local and foreign taxes required by law to be withheld with respect to any taxable event concerning a Participant arising in connection with a Bonus Award granted under this Plan.

SECTION 5.6 — Forfeiture and Clawback Provisions. The Committee may provide that any Bonus Awards paid under the Plan shall be subject to the provisions of any clawback policy implemented by the Company, including, without limitation, any claw-back policy adopted to comply with the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations thereunder, to the extent set forth in such clawback policy.

SECTION 5.7 — Miscellaneous.

(a) In no event shall the Company be obligated to pay to any Participant a Bonus Award for a Performance Period by reason of the Company’s payment of a Bonus Award to such Participant in any other Performance Period.

(b) The rights of Participants under the Plan shall be unfunded and unsecured. Amounts payable under the Plan are not and will not be transferred into a trust or otherwise set aside. Neither the Company nor any Subsidiary shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the payment of any Bonus Award under the Plan.

(c) Bonus Awards payable under the Plan are intended to satisfy and shall be interpreted in a manner that satisfies any applicable requirements as qualified “performance-based compensation” within the meaning of Section 162(m)(4)(C) of the Code and the Treasury Regulations thereunder. Any provision, application or interpretation of the Plan that is inconsistent with this intent shall be disregarded.

(d) Nothing contained herein shall be construed as a contract of employment or deemed to give any Participant the right to be retained in the employ of the Company or any Subsidiary, or to interfere with the rights of the Company or any Subsidiary to discharge any individual at any time, with or without cause, for any reason or no reason, and with or without notice except as may be otherwise agreed in writing.

(e) No rights of any Participant to payments of any amounts under the Plan shall be sold, exchanged, transferred, assigned, pledged, hypothecated or otherwise disposed of other than by will or by laws of descent and distribution, and any such purported sale, exchange, transfer, assignment, pledge, hypothecation or disposition shall be void.

(f) Any provision of the Plan that is prohibited or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of the Plan.

(g) The Plan and the rights and obligations of the parties to the Plan shall be governed by, and construed and interpreted in accordance with, the law of the State of California (without regard to principles of conflicts of law).

MERCURY GENERAL CORPORATION ATTN: JUDY WALTERS 4484 WILSHIRE BOULEVARD LOS ANGELES, CA 90010

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS

—  — — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — — — — — — — — — — —

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:

1.	Election of Directors	☐	☐	☐
Nominees
01 George Joseph 02 Martha E. Marcon 03 Donald R. Spuehler 04 Richard E. Grayson 05 Donald P. Newell
06 Bruce A. Bunner 07 Christopher Graves 08 Michael D. Curtius 09 Gabriel Tirador
The Board of Directors recommends you vote FOR the following proposal:							For	Against	Abstain
2.	To Approve the Mercury General Corporation Senior Executive Incentive Bonus Plan.						☐	☐	☐
NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Important: Please sign exactly as your name appears on the Company’s Common Stock Certificate as set forth above. When signing as Attorney, Executor, Administrator, Trustee, Guardian or otherwise, give you full title as such. Each joint tenant should sign.

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report/10K Wrap is/are available at www.proxyvote.com .

— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —

MERCURY GENERAL CORPORATION

PROXY FOR ANNUAL MEETING OF SHAREHOLDERS, MAY 8, 2013

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

MERCURY GENERAL CORPORATION

The undersigned Shareholder(s) of MERCURY GENERAL CORPORATION (the “Company”) hereby constitutes and appoints George Joseph, Gabriel Tirador and Michael D. Curtius, and each of them, attorneys and proxies of the undersigned, each with full power of substitution, to attend, vote and act for the undersigned at the Annual Meeting of Shareholders of the Company to be held on May 8, 2013, and at any adjournment or postponement thereof, according to the number of shares of Common Stock of the Company which the undersigned may be entitled to vote, and with all the powers which the undersigned would possess if personally present, as indicated on the reverse side.

The proxies are directed to vote as specified on the reverse side. Except as specified to the contrary on the reverse side, the shares represented by this proxy will be voted FOR all nominees listed and FOR Proposal 2.

ESOP Participants: As to those Common Shares that are held for the undersigned in the Employee Stock Ownership Plan feature of the Company’s Profit Sharing Plan, I instruct the Trustee of such plan to sign a proxy for me and to mark the proxy as I specify on the reverse side. If I do not so specify or return the signed proxy by May 7, 2013 at midnight, I understand that the Administrative Committee of such plan will instruct the Trustee how to vote the shares. I also understand that my vote will be held in the strictest confidence. ESOP participants in the plan may attend the Annual Meeting. However, shares held in those plans can only be voted as described in this paragraph, and cannot be voted at the meeting.

The undersigned revokes any prior proxy at such meeting and ratifies all said attorneys and proxies, or any of them, may lawfully do by virtue hereof. Receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement is hereby acknowledged.

Continued and to be signed on reverse side